UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2023

cbdMD, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	001-38299	47-3414576
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8845 Red Oak Blvd, Charlotte, NC 28217
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (704) 445-3060

_______________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which
registered
common	YCBD	NYSE American
8% Series A Cumulative Convertible Preferred Stock	YCBD PR A	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 30, 2023, cbdMD, Inc., a North Carolina corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Maxim Group LLC as representative of the underwriters named therein (the “Underwriter”) relating to the issuance and sale of 1,350,000 shares of the Company’s common stock, par value $0.001 per share (the “Offering”). The price to the public in the Offering was $2.10 per share, before underwriting discounts and commissions. Under the terms of the Underwriting Agreement, the Company granted the Underwriter an option, exercisable for 45 days, to purchase up to an additional 202,500 shares of common stock. The net proceeds to the Company from the Offering were approximately $2.5 million, after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company, and does not take into account the exercise by the Underwriter of its option to purchase additional shares of common stock. The Company intends to use the net proceeds from the Offering for general working capital and selective mergers and acquisitions. The Offering closed on May 3, 2023.

The Offering was made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-264143) which became effective on April 21, 2022, as supplemented by a preliminary and final prospectus supplement thereunder, filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 (the “Securities Act”).

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by such exhibit.

The Company also issued the Underwriter a warrant (the “Representative’s Warrant”) to purchase up to 40,500 shares of its common stock exercisable at $2.52 per share, and reimbursed the Underwriter up to $65,000 for its out of pocket expenses, which included fees of counsel to the Underwriter, subject to compliance with FINRA Rule 5110(f)(2)(D). The Representative’s Warrant and the shares of common stock underlying the Representative’s Warrant were offered pursuant to the exemptions from registration provided in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, and were not offered pursuant to the Company’s prospectus supplement and accompanying prospectus. The form of Representative’s Warrant is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the terms of the Representative’s Warrant is qualified in its entirety by such exhibit.

The legal opinion, including the related consent, of Nason, Yeager, Gerson, Harris & Fumero, P.A. relating to the legality of the issuance and sale of the shares of the Company’s common stock in the Offering is filed as Exhibit 5.1 to this Current Report.

The Company and its officers, directors and affiliates have entered into lock-up agreements with the Underwriter pursuant to which they have agreed not to sell, transfer, assign or otherwise dispose of the shares of the Company’s securities beneficially owned by them, subject to certain exclusions as set forth therein, for a period ending 75 days, for the Company, and 90 days for the Company’s officers, directors and affiliates, from the closing date of the Offering. One of our executive officers and an employee purchased up to $20,000 of shares of the Company’s common stock in the Offering at the public Offering price. The Underwriter received the same underwriting discount on the shares purchased by these individuals as they did on the shares sold to the public in this offering.

This Current Report contains forward-looking statements that involve risk and uncertainties, such as statements related to the anticipated closing of the Offering and the amount of net proceeds expected from the Offering. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

Item 8.01.	Other Events.

On April 28, 2023, the Company issued a press release announcing that it had commenced the Offering, and on April 30, 2023, the Company issued a press release announcing that it had priced the Offering. On May 3, 2023, the Company issued a press release announcing that it had closed the Offering  Copies of these press releases are attached as Exhibits 99.1, 99.2 and 99.3 hereto, respectively, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of April 30, 2023, between cbdMD, Inc and Maxim Group LLC.
4.1	Form of Representative's Warrant
5.1	Opinion of Nason, Yeager, Gerson, Harris & Fumero, P.A.
23.1	Consent of Nason, Yeager, Gerson, Harris & Fumero, P.A. (contained in Exhibit 5.1).
99.1	Press Release of cbdMD, Inc., dated April 28, 2023
99.2	Press Release of cbdMD, Inc., dated April 30, 2023
99.3	Press Release of cbdMD, Inc., dated May 3, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

cbdMD, Inc.

Date: May 3, 2023	By:	/s/ T. Ronan Kennedy
T. Ronan Kennedy, Chief Financial Officer